Exhibit 99.1

Company Contact:	Investor Relations Contacts:
Mike Forman	Lippert/Heilshorn & Associates
Vice President, Finance and Administration	Kirsten Chapman/Moriah Shilton
408-894-0700	415-433-3777
Moriah@lhai-sf.com

TESSERA AND MICRON ENTER INTO TECHNOLOGY LICENSE AGREEMENT

San Jose, Calif. – July 21, 2006 – Tessera Technologies, Inc. (Nasdaq: TSRA), a leading technology developer, licensor and product development services provider for semiconductor chip-scale and multi-chip packages (CSPs and MCPs), announced a definitive agreement with Micron Technology, Inc. entering into a technology license agreement.

Under the terms of the agreement, Micron will pay Tessera $30 million in cash for a royalty-bearing license to Tessera’s Compliant Chip (TCC) technology. The agreement provides Micron access to Tessera patented semiconductor packaging technology. Tessera will receive the payment in the third quarter of 2006. The license payment includes full payment of past royalties through June 30, 2006 on the use of the TCC technology. The agreement also settles all outstanding litigation between the companies.

The company is raising full-year revenue guidance to $140 million to $142 million, which includes the impact of the previously announced Digital Optics acquisition and assumes no new agreements for the balance of 2006. Full-year revenue guidance previously announced on May 1, 2006 was $118 million to $122 million, which did include estimates of the impact of new agreements.

Total full-year operating expense guidance, including cost of revenue research and development, and selling, general and administration, and excluding stock-based compensation, has been raised to be in the range of $83 million to $84 million, up from between $62 million and $64 million, as previously given on the company’s first quarter earnings call on May 1, 2006. The full-year operating expense guidance includes litigation spending of $25 million to $26 million and the impact of the Digital Optics acquisition. The increase in litigation expense guidance of approximately $10 million primarily relates to the settlement of the Micron dispute and will be accrued in the second quarter.

Tessera will provide additional financial guidance in the company’s scheduled second quarter results conference call to be held on August 1, 2006. To access the call in the U.S., please dial 877-866-5534, and for international callers dial 706-679-0753 approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days at www.tessera.com. In addition, a replay of the call will be available via telephone for 2 business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, dial 706-645-9291. Enter access code 2776183.

About Tessera Technologies, Inc.

Tessera Technologies, through its wholly-owned subsidiaries Tessera, Inc. and Tessera Israel, is a leading provider of miniaturization technologies for the electronics industry. Tessera enables new levels of miniaturization and performance by applying its unique expertise in the electrical, thermal and mechanical properties of materials and interconnect. As a result, Tessera’s technologies are widely adopted in high-growth markets including consumer, computing, communications, medical and defense. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Renesas, Toshiba and Texas Instruments. The company’s stock is traded on the Nasdaq National Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Factors that might cause or contribute to such differences include, but are not limited to, fluctuations in Tessera’s operating results due to the timing of new license agreements and royalties, Tessera’s ability to protect its intellectual property and the risk of a decline in demand for semiconductor products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005, and its Quarterly Report on Form 10-Q filed for the quarter ended March 31, 2006, include more information about factors that could affect the company’s financial results.

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Note: Tessera, Shellcase, MicroBGA, Compliant Chip, MicroZ and the Tessera logo are registered trademarks of Tessera, Inc. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.